(MKS LOGO)

For Immediate Release

Contact:
Ronald Weigner
Vice President & Chief Financial Officer
978.284.4446

MKS Instruments Announces Management Transition

Executive Chairman to Become Chairman of the Board

Wilmington, Mass., December 6, 2006 — MKS Instruments, Inc. (NASDAQ: MKSI), a leading worldwide provider of process control technologies for improving productivity in semiconductor and other advanced manufacturing processes, announced that the Board of Directors has taken the next step in a management transition and elected John R. Bertucci Chairman of the Board, effective January 1, 2007, following his retirement from MKS as Executive Chairman on December 31, 2006.

Mr. Bertucci, age 65, joined MKS Instruments in 1970. He said, “It has been a very satisfying experience to lead MKS through a period in which so many significant advancements have been made in science and technology, and in which MKS has successfully developed so many solutions to difficult semiconductor and other advanced manufacturing technology problems. Based on its innovative technologies, MKS has achieved a compound annual growth exceeding 20% since 1970.

“I look forward to continuing on as Chairman and continuing to work with our CEO Leo Berlinghieri, whom I’ve known for almost 26 years. Over the past 18 months, Leo and his global team have done an excellent job building on our strong track record. MKS has had an outstanding year so far, and I believe the company is well positioned for continued success, with its broad technology portfolio, expanded market opportunities and strong management team. I am confident in their abilities to continue to manage and grow the company.”

Leo Berlinghieri, CEO and President of MKS, said, “John Bertucci’s knowledge, leadership, and industry experience have been tremendous assets for MKS, and the core foundation of the company is the direct result of his hard work. We are pleased that he will continue to lead the Board as we continue our next phase of growth.”

MKS Instruments, Inc. is a leading worldwide provider of process control solutions for improving productivity in advanced manufacturing processes such as semiconductor device manufacturing; thin-film manufacturing for flat panel displays, data storage media, architectural glass and electro-optical products; and technology for medical imaging equipment. Our instruments, components and subsystems incorporate sophisticated technologies to power, measure, control, and monitor increasingly complex gas-related semiconductor manufacturing processes, thereby enhancing our customers’ uptime, yield and throughput, and return on invested capital.

# # #